EXHIBIT 10.8

                                    AGREEMENT


THIS IS AN AGREEMENT ("Agreement") entered into as of this 19th day of December, 1994.


BY AND BETWEEN:              SIEMENS ROLM COMMUNICATIONS
                             INC., a Delaware corporation, with its
                             principal place of business at 4900 Old
                             Ironsides Drive, Santa Clara, California 95054
                             ("Siemens Rolm");

AND:                         LEEMAH DATACOM SECURITY
                             CORPORATION, a California corporation,
                             with its principal place of business at 3948
                             Trust Way, Hayward, California 94545
                              ("LeeMah").

         WHEREAS, LeeMah has developed a product(s) consisting of both hardware and software ("the Product(s)"), the primary purpose of which is to enable its users to better secure certain maintenance ports, data applications, voicemail applications and network access applications (DISA) of the computerized branch exchange to which the Product is installed; and

         WHEREAS, Siemens Rolm and LeeMah desire to enter into an agreement whereby LeeMah will sell the hardware and license the software in the Product(s) to Siemens Rolm for subsequent resale and sublicensing by Siemens Rolm to Siemens Rolm Customers; and

         WHEREAS, pursuant to the terms of this Agreement, Siemens Rolm has the right to place periodic orders for the Product(s) with LeeMah on receipt of any order, LeeMah will ship the Product(s) to Siemens Rolm or the Siemens Rolm Customer, the Product(s) will be sold to a Siemens Rolm Customer; the software component of the Product(s) will be sublicensed to the customer pursuant to a current Siemens Rolm sublicense agreement; and, if applicable, Siemens Rolm will install the Product(s) and maintain it under its current customer maintenance agreement.

         NOW THEREFORE, it is understood and agreed as follows:

1.       DEFINITIONS

         1.1 "Product(s)" shall mean the hardware and software items listed in Exhibit A ("LeeMah Product and Price List"), which listing LeeMah or Siemens Rolm may periodically revise pursuant to the terms of Paragraph 4.2 hereto.


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         1.2      "Software" shall mean the software component(s) of the
                  Product(s), which LeeMah licenses herein to Siemens Rolm for subsequent sublicensing to Siemens Rolm Customers.

         1.3 "System" shall mean the equipment that compromises a Siemens Rolm computerized branch exchange.

         1.4 "Territory" shall mean the United States of America (all fifty states), Puerto Rico, and Canada.

         1.5 "Distribute" or "Distribution" shall mean to ship, resell and sublicense, install, and maintain the Product(s) for Siemens Rolm Customers pursuant to the terms of this Agreement.

         1.6 "Siemens Rolm Customer" shall mean any third party having (or proposing to have) a System installed at any site in the Territory and who uses or proposes to use with the System any product by purchase and sublicense from Siemens Rolm.

                  1.6.1 The parties agree that "Siemens Rolm Customer" shall also mean the Siemens Rolm's authorized distributors of products and services ("Authorized Distributors"), as to whom Siemens Rolm may grant certain rights to sell and sublicense the Product(s) to Siemens Rolm Customers. The current Authorized Distributors are set forth in Exhibit B, which list may be amended from time to time by Siemens Rolm in its sole discretion.

         1.7 "Sublicense" shall mean a sublicense for the Software granted by Siemens Rolm to Siemens Rolm Customers pursuant to a current Siemens Rolm sublicense agreement. A current form of Sublicense is attached hereto as Exhibit C, which sublicense may be amended from time to time by Siemens Rolm in its sole discretion.

2.       TERM

         2.1 Regardless of when this Agreement is executed, the Agreement will be effective from the 19th day of December, 1994 ("Effective Date") for a period of three (3) years, unless terminated by either party pursuant to provisions of Section
                  12. After such three (3) year period, the Agreement (if not already terminated) will automatically extend on a year-by-year basis at each anniversary date, unless either party, in the exercise of its absolute and sole discretion, elects to this terminate this Agreement by giving written notice to the other party of its intention to so terminate not less than six (6) months prior to the anniversary date.


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3.       APPOINTMENT AND GRANT OF LICENSE

         3.1 LeeMah hereby appoints Siemens Rolm as a non-exclusive distributor of the Products in the Territory, with the right and license to market and Distribute Products to Siemens Rolm Customers within the Territory during the term of this Agreement. This appointment and grant includes the right to license the Software within the Product(s) to Siemens Rolm Customers (which customers may include Siemens Rolm's authorized independent distributors of products and services ("Authorized Distributors"), as to whom Siemens Rolm may grant certain rights to sell and sublicense the Product(s) to Siemens Rolm Customers). The current Authorized Distributors are set forth in Exhibit B, which list may be amended from time to time by Siemens Rolm in its sole discretion.

4.       PURCHASE AND PAYMENT

         4.1      Products and Prices

                  Siemens Rolm to acquire Products from time to time, at its sole discretion, exclusively from LeeMah. LeeMah will have sole and absolute discretion to determine the price for each of the Products, subject to the terms of Paragraph 4.2. LeeMah will consider (but shall not be obligated to accept) any reasonable discount proposal by Siemens Rolm for a discount by LeeMah on any unusually large purchase by Siemens Rolm. LeeMah warrants that the prices and discounts granted Siemens Rolm for Products during the term of this Agreement will be no less favorable than those extended to any other customer for the same or similar product in similar quantity and with similar terms and conditions.

         4.2      Product and Price Changes

                  Additions and changes (including price changes) to Exhibit A ("Product and Price List") may be made by LeeMah upon ninety
                  (90) days' written notice to Siemens Rolm. Any deletions of Products to Exhibit A require one hundred and eighty (180) days' written notice by one party to the other party.

         4.3      Shipping

                  Risk of loss, damage to or destruction of any Products ordered by Siemens Rolm, shall transfer to Siemens Rolm, F.O.B., LeeMah, Hayward, California. LeeMah shall be responsible for arranging shipping on behalf of Siemens Rolm and Siemens Rolm will be responsible for paying all costs associated with such shipping.


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         4.4      Payment Terms

                  Full payment for Products sold to Siemens Rolm under this Agreement will be due and payable to LeeMah within the thirty
                  (30) days following the later of the date of shipment of the Product or receipt by Siemens Rolm of an accurate LeeMah invoice.

         4.5      Siemens Rolm's Pricing Rights

                  Nothing in the Agreement shall be deemed to limit Siemens Rolm's right to determine prices or terms for Distribution of Products to Siemens Rolm Customer, subject to preservation of LeeMah's proprietary rights in the Software as described in
                  Section 5 hereof.

         4.6      Product Disclosures

                  LeeMah shall notify Siemens Rolm at least one hundred and eighty (180) days before any major new release of the Product or any software or hardware comprising the Product. Subject to the provisions of the Agreement pertaining to the Confidential Information, LeeMah will disclose to Siemens Rolm its product strategies on an annual basis during the term of this Agreement. Additionally, and subject to the provisions of the Agreement pertaining to the Confidential Information, LeeMah and Siemens Rolm will disclose to each other their respective product strategies on an annual basis during the term of this Agreement for any products and product features jointly developed by Siemens Rolm and LeeMah under this or any other agreement. Both parties acknowledge that any product strategies disclosed pursuant to this Agreement will not in any way obligate the disclosing party to pursue or implement such product strategies.

5.       PROPRIETARY RIGHTS

         5.1      Software Ownership

                  LeeMah represents and warrants that it owns all right, title and interest in the Software. LeeMah shall retain exclusive title to and ownership of the Software, now or hereafter developed, to all modifications, and to the source code relating to each of the foregoing, and reserves all proprietary rights in all design, engineering details and other data pertaining to all the foregoing.

                  Siemens Rolm cannot transfer to Siemens Rolm Customers any right, title or interest in any Software, other than the rights granted under the Sublicense described in Section 6, except as specifically permitted by this Agreement. Siemens Rolm shall not modify, reproduce, copy (except one (1) copy for back-up purposes), reverse engineer, disassemble, or decompile the Software (or any part thereof) nor remove

                                       -4-

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                  any protective encryption nor circumvent or attempt to
                  circumvent any such protective coding nor any protective hardware devices, without the express prior written permission of LeeMah.

         5.2      Trademarks and Copyrights

                  LeeMah grants to Siemens Rolm permission to refer to Siemens Rolm as an "Authorized Distributor of the TraqNet 2000-SR Series of Products", during the term of this Agreement. LeeMah represents and warrants that trademark filings are currently in process for the trade names listed in Exhibit D hereto, and LeeMah agrees that Siemens Rolm may use trademark names and copyright and materials in accordance with Exhibit D hereto or as approved for use in writing by LeeMah. Siemens Rolm acknowledges that it has paid no consideration for the acquisition of any right, title or interest to LeeMah's trademarks, logos, copyrights, trade names, documentation or designations and nothing in this Agreement shall give Siemens Rolm or Siemens Rolm Customers any interest in any of them other than those specified in this Agreement.

         5.3      Indemnification - Infringement

                  LeeMah represents and warrants that on the Effective Date, there are no infringements of patents, copyrights, trademarks or proprietary rights or misappropriation of proprietary rights, claims or disputes pending or anticipated by LeeMah with respect to the Software or the Products.

                  LeeMah will indemnify, hold harmless and defend Siemens Rolm and any Siemens Rolm Customer at its own expense (including attorney's fees) against any claims that any Product as provided by LeeMah hereunder infringes any United States, Canadian or Puerto Rican copyright, patent or trade secret; provided, that Siemens Rolm or its Customer notifies LeeMah of any such claim within a reasonable period of time (under the circumstances) after receiving service of process, provides all reasonable assistance to LeeMah and agrees in writing to allow LeeMah to control any resulting litigation and/or settlement negotiations. LeeMah shall have no obligation with respect to any such claim of infringement based solely upon Siemens Rolm or a Siemens Rolm Customer's modification of any Product or its combination, operation or use with apparatus, data or computer programs not furnished by LeeMah. Upon occurrence of each and every claim of infringement described in this paragraph in the Territory, LeeMah, at its option, shall: 1) modify the Product so that it is no longer infringing while performing substantially the same function, or 2) obtain for the Siemens Rolm Customer the right to continue using the Product, or 3) require the Siemens Rolm Customer to return the Product in exchange for a refund of the purchase price less depreciation based upon a straight-line five (5) year basis.


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6.       SIEMENS ROLM RESPONSIBILITIES

         6.1      Sale and Sublicensing to Siemens Rolm Customers

                  Siemens Rolm has the right to place periodic orders for the Product(s) with LeeMah. On receipt of an order, LeeMah will ship the Product(s) to Siemens Rolm or the Siemens Rolm Customer. The Software component of the Product will be licensed to the Siemens Rolm Customer on a current Siemens Rolm sublicense agreement, a current version of which is attached hereto as Exhibit C, and which Siemens Rolm may amend from time to time in its sole discretion.

         6.2      Vendor Support

                  A Product manager of Siemens Rolm will be dedicated to provide LeeMah with marketing services, technical support and other support services, including but not limited to product specifications for current and planned products, product documentation and testing assistance. Siemens Rolm personnel will also attend from time to time LeeMah product planning sessions.

         6.3      Sales Support

                  LeeMah personnel will attend any appropriate Siemens Rolm sales meetings, as determined by Siemens Rolm in its reasonable discretion. At these meetings, Siemens Rolm will provide to LeeMah, solely for the purpose of planning manufacturing schedules, a forecast of new system sales, a form of MAC activity for LeeMah products, and any special promotional programs that for the coming year include LeeMah. Siemens Rolm will update these forecasts and program activities on a quarterly basis.

         6.4      Additional Responsibilities

                  In addition to any other obligations set forth herein, Siemens Rolm undertakes to perform the following additional obligations.

                  6.4.1 if applicable, to install the Product purchased by a Siemens Rolm Customer in the System in accordance with LeeMah's installation instructions; and

                  6.4.2 if applicable, to maintain the Product for any Siemens Rolm Customer under a Siemens Rolm customer maintenance agreement.


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7.       LEEMAH RESPONSIBILITIES

         7.1      Training

                  LeeMah will provide the following training at no cost to Siemens Rolm: sales training covering all LeeMah's Products, system applications, system pricing and system configuration (scope and content of course to be agreed upon by LeeMah and Siemens Rolm); and service and installation training (scope and content of course to be agreed upon by Siemens Rolm and LeeMah). At no cost to Siemens Rolm, LeeMah will provide training with respect to each new release of hardware and/or Software (scope and content of course to be agreed upon by LeeMah and Siemens Rolm). LeeMah will also provide, at no cost to Siemens Rolm, reasonable and appropriate content in these areas to be incorporated into appropriate Siemens Rolm training programs.

         7.2      Sales Support

                  An employee of LeeMah who is acceptable to Siemens Rolm, in Siemens Rolm's sole discretion, will be dedicated full time to provide application and configuration design services and technical support and other support services, including configuration and pricing, to Siemens Rolm by responding to telephone inquiries initiated by Siemens Rolm or Customers. Additional LeeMah employees will provide application and configuration design services and technical support and other support services to Siemens Rolm as required to support Siemens Rolm's purchase volume. Upon mutual agreement, LeeMah's sales managers and other sales personnel will be made available for joint sales calls with prospective Siemens Rolm Customers. LeeMah personnel will also attend any appropriate sales meetings, as determined by Siemens Rolm in its reasonable discretion. LeeMah will provide an initial response to all requests for support within twenty-four (24) hours of receipt. Any services requested by Siemens Rolm which are not expressly set forth in this Agreement, shall be provided to Siemens Rolm at prices agreed upon by LeeMah and Siemens Rolm.

                  Siemens Rolm will be responsible for responding to all requests for proposal for LeeMah Products. To assist Siemens Rolm with responses to request for proposal, LeeMah will make the following tools and support materials available to Siemens Rolm, all of LeeMah's computer programs, manuals and other support materials used to prepare responses to request for proposal. LeeMah personnel will provide technical support to Siemens Rolm to answer questions concerning responses to requests for proposal which are not covered by the referenced materials, by responding to telephone inquiries. LeeMah agrees to sell demonstration systems as described in Exhibit A hereto at the price set forth therein, which price represents LeeMah's lowest price.

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         7.3      Marketing

                  Any customized sales and marketing literature prepared at the written request of Siemens Rolm by LeeMah will be paid for by Siemens Rolm.

                  LeeMah will make available to each branch office one complete set of all standardized sales and marketing literature and presentation materials, as attached in Exhibit E hereto, together with all such additional materials hereafter developed during the term of this Agreement. All additional copies of sales and marketing literature and presentation materials delivered to Siemens Rolm, shall be paid for by Siemens Rolm at prices to be mutually agreed by both parries to this Agreement.

                  LeeMah sales personnel will assist Siemens Rolm personnel at up to four (4) trade shows per year. Additionally, Siemens Rolm may offer and LeeMah may accept, based upon a mutually agreed upon cost sharing arrangement, booth space at various trade shows.

8.       SERVICE AND SUPPORT

         8.1      Responsibilities and Siemens Rolm

                  Siemens Rolm will provide first-line support for any requests by Siemens Rolm Customers for repair or replacement of problematic in-field Product(s). This first-line support will consist of (a) removal of any allegedly problematic Product,
                  (b) installation of a replacement Product, and (c) return of the allegedly problematic Product to LeeMah for repair or replacement.

         8.2      Responsibilities of LeeMah

                  LeeMah will provide second-line service support by telephone for hardware and Software installations and in-field Product failures. LeeMah's normal customer support hours are 7:00 A.M. to 6:00 P.M., Pacific Time, Monday through Friday. Additionally, a LeeMah support engineer will be on call outside service hours. When the need arises, LeeMah will support Siemens Rolm Customers directly during regular service hours. LeeMah after hours support will be limited to assisting Siemens Rolm personnel. LeeMah will also repair any allegedly problematic Product returned by Siemens Rolm to LeeMah for repair.

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9.       WARRANTY

         9.1      Warranty Period

                  LeeMah warrants to Siemens Rolm that the Product shall be free from material defects for a period of two (2) years from the date of acceptance of same by a Siemens Rolm Customer ("the Warranty Period"). If a Product is determined to be defective during the Warranty Period, such Product shall, at Siemens Rolm's option, be replaced or repaired at LeeMah's expense. This, together with payment to Siemens Rolm of associated shipment expenses, will be LeeMah's sole liability. For purposes of this Section 9, "acceptance" by the Siemens Rolm Customer shall occur at the later of (i) the day that is thirty (30) days following the Cutover Date, (ii) the Siemens Rolm Customer returns a notice of acceptance, or (iii) the Siemens Rolm Customer fails to respond within thirty (30) days of Product installation, to a notice sent by Siemens Rolm or LeeMah by certified mail. Siemens Rolm undertakes to use its reasonable efforts to ensure that acceptance of each Product occurs at the earliest possible moment.

         9.2      Warranty Coverage

                  LeeMah's warranty is contingent upon proper use and application of the Product in accordance with applicable Product Specifications and Configuration Specifications, and
                  (1) does not cover any Product, if modified by anyone without LeeMah's or Siemens Rolm's authorization; (2) does not cover non-conformance to Product Specifications and Configuration Specifications caused by accident, neglect or operating conditions exceeding specifications (such as voltage overloads); (3) does not cover non-conformance to Product Specifications and Configuration Specifications caused by defects in any Product not furnished by LeeMah; and (4) does not cover non-conformance to Product Specifications and Confiiguration Specifications caused by any person, other than an employee or sub-contractor of LeeMah or Siemens Rolm, involved with the manufacture, installation, modification or removal of the Product.

         9.3      Warranty Disclaimer

                  THE WARRANTY SET FORTH IN THIS SECTION 9 IS EXCLUSIVE AND IS GIVEN IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED. WITHOUT LIMITING THE GENERALITY OF THE PROCEEDING SENTENCE, LEEMAH EXPRESSLY DISCLAIMS ANY IMPLIED OR EXPRESS WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

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10.      LIMITATION OF LIABILITY

         10.1 In each instance in which LeeMah seeks to recover damanges from Siemens Rolm, regardless of the legal theory upon which LeeMah's claim is based, Siemens Rolm will be liable only for the amount of LeeMah's actual loss or damage arising from Siemens Rolm's performance or non-performance under this Agreement, up to a maximum of $100,000, except for any claim alleging non-payment for Products provided pursuant to this Agreement.

         10.2 UNDER NO CIRCUMSTANCES WILL SIEMENS ROLM BE LIABLE FOR LOSS OR DAMAGES FROM (1) THIRD PARTY CLAIMS AGAINST LEEMAH OR CLAIMS BY LEEMAH BASED ON THIRD PARTY CLAIMS, (2) LOSS OF STORED, TRANSMITTED OR RECORDED DATE, (3) CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR SAVINGS), OR INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES WITH RESPECT TO ANY MATTERS RELATING TO THIS AGREEMENT, REGARDLESS OF WHETHER SIEMENS ROLM IS INFORMED OF THE POSSIBILITY OF SAME, OR (4) FOR PRODUCT(S) OR PARTS OUTSIDE OF THE UNITED STATES OR AMERICA, OR CANADA, OR PUERTO RICO. IN ADDITION, SIEMENS ROLM WILL NOT BE LIABLE FOR ANY COSTS, INCLUDING LONG DISTANCE CHARGES, WHETER OR NOT AUTHORIZED, RESULTING FROM USE OF THE PRODUCT. THIS SECTION 10 SET SORTH THE MAXIMUM RESPONSIBILITY OF SIEMENS ROLM.

11.      INDEMNIFICATION

         11.1 Siemens Rolm agrees to indemnify and save LeeMah harmless from and against any and all claims of loss or damage to or destruction of real or tangible personal property or bodily injury (including death) to the extent caused solely by the negligence of Siemens Rolm, its employees, agents or subcontractors, and arises out of the performance of this Agreement by Siemens Rolm, provided that Siemens Rolm is allowed to control, and LeeMah cooperates in the defense and all related settlement negotiations.

         11.2 LeeMah agrees to indemnify, defend and save Siemens Rolm harmless from and against any and all claims, suits, actions, liabilities, costs or any kind, including reasonable attorneys's fees and costs of litigation, for any and all claims by any party resulting directly or indirectly from any actions or omissions by LeeMah, its agents, employees or subcontractors, including any post-Warranty Period claims of Product failures.


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12.      TERMINATION

         12.1 Election to Terminate. Subject to the terms of Section 2 hereto, either party may terminate this agreement, without or without cause, upon giveiing the appropriate notice specified in Parqagraph 2.1

         12.2     Termination for Breach

                  In the event of material default by either party in the performance of its duties and obligations hereunder, the party in default shall be provided, by written notice, a sixty (60) day period to substantially cure said default, and if said default is not cured within that period, the non-defaulting party may terminate this Agreement.

         12.3     Termiantion for Bankruptcy

                  Either party hereto in its discretion may terminate this Agreement at any time upon written notice to the other in the event of any of the following: the appointment of a receiver or similar officer for the other, the filing of a petition in bankruptcy by or against the other under any bankruptcy or debtor's law for its relief.

         12.4     Post-Termination Obligations

                  Upon termination of this Agreement, LeeMah shall continue to support each Product purchased and/or installed by Siemens Rolm under this Agreement, for a period of ten (10) years following the Distribution of such Product under the Agreement, the whole in accordance with LeeMah's then applicable prices, terms and conditions for licensing its Products and providing its services. Upon termination of this Agreement, provided that this Agreement is not terminated in connection with a default by Siemens Rolm under Section 12.2 or 12.3, LeeMah and Siemens Rolm will enter into a mutually acceptable agreement, pursuant to which Siemens Rolm will only be authorized to Distribute LeeMah's products and services, including maintenance services, to support Products Distributed by Siemens Rolm pursuant to this Agreement. Any such agreement shall be based upon LeeMah's then current standard terms, conditions, prices and quantiy discounts for selling and/or licensing its products and services through value added resellers.

13.      ASSIGNMENT

         13.1 This Agreement or any rights hereunder shall not be assignable by either party, and neither party may delegate any duties hereunder, without the prior written consent of the other party, which shall not be unreasonably withheld, and any attempted assignment of this Agreement in contravention of this provision shall be void and of no effect. Nothwithstanding the foregoing, this Agreement may be assigned and

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                  transferred by Siemens Rolm to any parent, subsidiary or
                  affiliate or successor to it or thereof.

14.      CONFIDENTIAL INFORMATION

         14.1 Each party acknowledges that in the course of performing its obligations hereunder it will receive information which is confidential and proprietary to the other. The term "Confidential Information" means all information one party discloses to the other either in writing and marked with a Confidential or restrictive legend, or orally, visually or by delivery of items which at the time of disclosure, the disclosing party identified as Confidential Information. Each party agrees to use all Confidential Information in accordance with Confiddentialy and Non-Disclosure Agreement, attached hereto as Exhibit F.

15.      MISCELLANEOUS

         15.1 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, without regard to conflict of law provisions.

         15.2 Non-Waiver. None of the terms and conditions of the Agreement shall be deemed to have been waived by any delay or omission on the part of either party to exercise any right or remedy accruing upon breach by the other party or any one or more of the terms of the Agreement.

         15.3 Notices. All notices and demands hereunder shall be in writing and shall be served by personal service or by mail at the address of the receiving party set forth in this Agreement (or at such different address as may be designated by such party by written notice to the other party). All notices or demands by mail shall be by telex, cable, telegram, facsimile, Federal Express (or other reliable overnight courier service), or by certified or registered airmail, return receipt requested, and shall be deemed effective upon receipt. Unless otherwise advised in accordance with the terms hereof, all notices and demands shall be addressed as follows:


If to Siemens Rolm:                   Siemens Rolm Communications Inc.
                                      4900 Old Ironsides Drive
                                      Santa Clara, CA 95052
                                      Attn: Bryan Keeter
                                      Fax: 408/492-5768


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




If to Leemah:                         LeeMah DataCom Security Corporation
                                      3049 Trust Way
                                      Hayward, California 94545
                                      Attn: John Tuomy, President
                                      Fax: 510/786-1123

         15.4 Relationship of the Parties. The relationship of the parties during the term of this Agreement will be that of independent contractors. Neither party will have, nor will represent that it has, any power, right or authority to bind the other, or to assume or create any obligation or responsibility, express or implied, on behalf of the other or in the other's name, except as herein expressly provided.

         15.5 Section Headings. The Section headings contained herein are for reference only and shall not be considered substantive parts of this Agreement.

         15.6 Severability. Each term, condition, and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law. If there is any conflict between any term, condition or provision of this Agreement and any statute, law or regulation, the latter shall prevail; provided that any such conflicting term, condition, or provision shall be curtailed and limited only to the extent necessary to bring it within the legal requirements and the remainder of this Agreement shall not be affected thereby.

         15.7 Force Majeure. Neither party will be in default of this Agreement to the extent that performance of its obligations is delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, war shortages of material or supplies or any other cause beyond the reasonable control of such party ("Force Majeure"), provided that such party gives the other party written notice thereof promptly and, in any event, within fifteen (15) days of discovery thereof and uses its good faith efforts to cure the breach. In the event of such an event of Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the event of Force Majeure but not in excess of six (6) months.


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


         IN WITNESS WHEREOF, the parties have signed as of the date first above mentioned.


LEEMAH DATACOM SECURITY CORPORATION

By:       /s/ John E. Tuomy
        ---------------------------
Name:         John E. Tuomy

Title:       President, CEO


SIEMENS ROLM COMMUNICATIONS INC.

By:       /s/

Name:

Title:


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